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                            SHAREHOLDER SERVICE PLAN

     This SHAREHOLDER SERVICE PLAN is adopted this ___ day of __________, 1997 in respect of the Advisor Shares of the Funds of Schroder Series Trust set forth on Schedule A hereto, as supplemented from time to time. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. This Plan describes the circumstances under which Schroder Fund Advisors Inc. (the "Service Agent"), itself, or through other financial institutions or other intermediaries, may provide shareholder support services to the Funds and their shareholders in respect of the Funds' Advisor Shares. These administrative services may include, but are not limited to, the following functions: establishing and maintaining shareholder accounts and records; answering shareholder inquiries regarding the manner in which purchases, exchanges, and redemptions of Advisor Shares of the Funds may be effected and other matters pertaining to the Trust's services; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting shareholders in arranging for processing purchase, exchange, and redemption transactions; arranging for the wiring of funds; guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; integrating periodic statements with other customer transactions; and providing such other shareholder services as the Trust or shareholders reasonably request.

     2. To compensate the Service Agent for the services it provides and the expenses it bears hereunder, the Trust will, on behalf of each Fund listed on Schedule A, pay the Service Agent a service fee (the "Service Fee") accrued daily and paid promptly (but in any event within seven business days) after the last day of each calendar month at an annual rate determined by the Trustees of up to 0.25 of one percent (0.25%) of the average daily net assets of the Advisor Shares of such Fund listed on such Schedule A (the amount of such net assets, and the Advisor Shares in respect of which it shall be calculated, to be determined from time to time by the Trustees). The Service Fee paid under this Plan is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

     If this Plan is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Agent shall be paid promptly (but in any event within seven business days) after such date of termination.

     3. The Service Agent shall provide the Trust for review by the Trustees a written report of the amounts expended under the Plan and the purposes for which such expenditures were made, in such form and at such times as the Trustees may from time to time require.

     4. This Plan shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Plan is approved at least annually by the Trustees, including a majority of the Trustees who are not interested persons of the Trust
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and have no direct or indirect financial interest in the operation of this Plan
(the "Disinterested Trustees").

     5. Notwithstanding paragraph 4, this Plan may be terminated as follows:

          (a) at any time, without the payment of any penalty, by the Service Agent, on the one hand, or by the vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities of the affected Fund as defined in the Investment Company Act of 1940, as amended, on the other, on not more than sixty (60) days written notice; and

          (b) automatically in the event of the Plan's assignment, as defined in the Investment Company Act of 1940, as amended.

     6. This Plan shall be construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, this Shareholder Service Plan is hereby adopted as of the date first written above.

                                        SCHRODER SERIES TRUST


                                        By:________________________
                                        Title:
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EXHIBIT A
to the
Shareholder Service Plan

                              SCHRODER SERIES TRUST

                     Advisor Shares of the following Funds:

                           Schroder Equity Value Fund
                    Schroder Small Capitalization Value Fund
                      Schroder Investment Grade Income Fund

     This Plan is adopted by Schroder Series Trust with respect to the Classes of shares of the Funds set forth above.

     Witness the due execution hereof this ____ day of _______, 199_.


                                        SCHRODER SERIES TRUST


                                        By:______________________________